Exhibit 10.1

Description of Stay Bonus Program

The stay bonus program was put in place by the Board of Managers as a means of retaining certain employees as the Company announced it was pursuing strategic alternatives.  Thirty-three employees, including executive officers of the Company, are eligible to participate for a maximum aggregate payout of approximately $980,000.  Mr. Robert A. Peterson, the Company’s President and Chief Executive Officer and Mr. David F. Myers, Jr., the Company’s Executive Vice President and Chief Financial Officer, are not eligible to participate.  Payments are triggered upon a change of control of NSP Holdings L.L.C., with change of control being defined as a transfer of 66 2/3% or more of the voting equity of the Company or substantially all of the Company’s assets.  There is no written documentation of this plan.  Employees are eligible to receive between 1.5 and 5 months’ salary upon a change of control, with individual awards determined by the Board of Managers.